Table of Contents

Exhibit 3

CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of June 30, 2007)

ASSETS	2007	2006	LIABILITIES	2007	2006
	Ch$	Ch$		Ch$	Ch$
CURRENT ASSETS			CURRENT LIABILITIES
Cash and banks	6,249,957	6,030,764	Banks and financial institutions - short-term
Time deposits	19,028,615	3,686,365	Banks and financial institutions - current maturities	1,908,875	1,960,839
Marketable securities	14,182,208	16,857,112	Promisory Notes	0	12,047,339
Trade receivables	168,521,694	159,653,089	Debentures	1,852,600	30,725,472
Notes receivable	4,726,855	4,640,565	Current maturities of other long-term liabilities	15,832	16,172
Sundry debtors	5,821,826	14,015,557	Dividends payable	1,743,229	1,633,113
Due from related companies	16,064,744	15,848,206	Accounts payable	123,037,024	90,137,414
Inventories	9,980,901	4,059,715	Notes payable	0	0
Refundable taxes	16,307,166	7,753,791	Other creditors	11,561,136	20,679,202
Prepaid expenses	3,914,392	2,498,845	Due to related companies	34,135,480	28,613,808
Deferred taxes	13,554,450	12,260,428	Provisions	4,010,273	7,380,664
Other current assets	7,445,328	28,146,407	Withholdings	10,747,887	12,775,560
			Income tax
			Unearned income	4,398,430	11,606,244
			Other current liabilities	0	2,099,286

Total current assets	285,798,136	275,450,844	Total current liabilities	193,410,766	219,675,113

FIXED ASSETS			LONG-TERM LIABILITIES
Land	28,217,157	28,334,062
Construction and infrastructure works	808,794,856	808,260,487	Banks and financial institutions	329,638,924	343,967,875
Machinery and equipment	2,847,978,061	2,806,690,777	Debentures	66,514,892	68,045,764
Other fixed assets	341,268,441	288,393,532	Sundry creditors	37,098,489	18,189,524
Technical revaluation	9,654,342	9,644,549	Provisions	36,262,334	35,556,687
Less: accumulated depreciation	2,820,168,115	2,639,048,064	Deferred Taxes	51,990,787	56,536,839
Fixed assets-net	1,215,744,742	1,302,275,343	Other long-term liabilities	3,678,038	4,015,175

			Total long term liabilities	525,183,464	526,311,864

			MINORITY INTEREST	164,654	583,620

OTHER ASSETS			EQUITY
Investments in related companies	8,628,002	8,774,770	Paid-in capital	842,079,941	897,863,530
Investments in other companies	4,258	4,258	Reserve	16,341,224	9,959,237
Goodwill	15,390,606	17,666,208	Other reserves	(2,619,528)	(1,610,444)
Long-term debtors	13,438,890	12,831,492	Retained earnings:	4,843,097	7,246,126
Intangibles	39,933,280	36,438,711	Prior years	0	0
Amortization (less)	15,969,102	10,006,247	(Losses) Income for the period	4,843,097	7,246,126
Other long-term assets	16,434,806	16,593,667	Interim dividend (less)	0	0

Total other assets	77,860,740	82,302,859	Total equity	860,644,734	913,458,449

TOTAL ASSETS	1,579,403,618	1,660,029,046	TOTAL LIABILITIES AND EQUITY	1,579,403,618	1,660,029,046